                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                               FARAH INCORPORATED

                                       AT

                              $9.00 NET PER SHARE

                                       BY

                           FOXFIRE ACQUISITION CORP.
                          A WHOLLY OWNED SUBSIDIARY OF

                     TROPICAL SPORTSWEAR INT'L CORPORATION

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, JUNE 5, 1998, UNLESS THE OFFER IS EXTENDED (THE "EXPIRATION
                                    DATE").

     THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER DATED AS OF MAY 1, 1998, AMONG TROPICAL SPORTSWEAR INT'L CORPORATION, FOXFIRE ACQUISITION CORP. AND FARAH INCORPORATED. THE BOARD OF DIRECTORS OF FARAH INCORPORATED HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF FARAH INCORPORATED, AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER, THE NUMBER OF SHARES THAT REPRESENTS AT LEAST SIXTY-SIX AND TWO-THIRDS PERCENT (66 2/3%) OF THE SHARES OF COMMON STOCK OUTSTANDING ON THE EXPIRATION DATE, AND (II) CERTAIN OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. SEE SECTION 14.

                             ---------------------

                      The Dealer Manager for the Offer is:

                       PRUDENTIAL SECURITIES INCORPORATED

May 8, 1998

                                   IMPORTANT

     Any shareholder who desires to tender all or any portion of such shareholder's Shares (as defined herein) should either (i) complete and sign the Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to the Depositary and either deliver the certificates for such Shares to the Depositary or tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3 or (ii) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. Any shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee to tender such Shares.

     Any shareholder who desires to tender Shares and whose certificates representing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

     Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective locations and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent, the Depositary, or to brokers, dealers, commercial banks or trust companies. A shareholder also may contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
INTRODUCTION................................................    1
THE OFFER
   1. Terms of the Offer....................................    2
   2. Acceptance for Payment and Payment for Shares.........    4
   3. Procedure for Tendering Shares........................    5
   4. Withdrawal Rights.....................................    7
   5. Certain Federal Income Tax Consequences...............    8
   6. Price Range of the Shares; Dividends on the Shares....    9
   7. Effect of the Offer on the Market for the Shares;
      Stock Listing; Exchange Act Registration; Margin
      Regulations...........................................    9
   8. Certain Information Concerning the Company............   11
   9. Certain Information Concerning the Purchaser and
      TSI...................................................   13
  10. Source and Amount of Funds............................   15
  11. Background of the Offer; Purpose of the Offer and the
      Merger; The Merger Agreement and Certain Other
      Agreements............................................   16
  12. Plans for the Company; Other Matters..................   27
  13. Dividends and Distributions...........................   29
  14. Conditions of the Offer...............................   30
  15. Certain Legal Matters.................................   31
  16. Fees and Expenses.....................................   33
  17. Miscellaneous.........................................   33
Schedule I -- Directors and Executive Officers of Tropical
  Sportswear Int'l Corporation and Foxfire Acquisition
  Corp......................................................  I-1

To the Holders of Common Stock of Farah Incorporated:

                                  INTRODUCTION

     Foxfire Acquisition Corp., a Texas corporation (the "Purchaser") and a wholly owned subsidiary of Tropical Sportswear Int'l Corporation, a Florida corporation ("TSI"), hereby offers to purchase all of the outstanding shares (the "Shares") of common stock, no par value per share (the "Common Stock"), of Farah Incorporated, a Texas corporation (the "Company"), at $9.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. The Purchaser will pay all fees and expenses of Prudential Securities Incorporated ("Prudential Securities"), which is acting as the Dealer Manager (the "Dealer Manager"), The Bank of New York, which is acting as the Depositary (the "Depositary"), and MacKenzie Partners, Inc., which is acting as the Information Agent (the "Information Agent"), incurred in connection with the Offer. See
Section 16.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER, THE NUMBER OF SHARES THAT REPRESENTS AT LEAST SIXTY-SIX AND TWO-THIRDS PERCENT (66 2/3%) OF THE SHARES OUTSTANDING ON THE EXPIRATION DATE (THE "MINIMUM CONDITION"). SEE
SECTION 14. The Company has informed the Purchaser that, as of April 30, 1998, there were 10,286,357 Shares issued and outstanding. Based on the foregoing, the Purchaser believes that the Minimum Condition will be satisfied if 6,857,572 Shares are validly tendered and not withdrawn prior to the expiration of the Offer.

     The purpose of the Offer is for TSI, through the Purchaser, to acquire a controlling equity interest in the Company as the first step in a business combination of TSI and the Company. The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of May 1, 1998 (the "Merger Agreement"), by and among TSI, the Purchaser and the Company pursuant to which, as soon as practicable after the completion of the Offer and satisfaction or waiver, if permissible, of all conditions to the Merger (as defined below), the Purchaser will be merged with and into the Company (the "Merger") and the separate corporate existence of the Purchaser will cease. Following the consummation of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and will be a wholly owned subsidiary of TSI. At the effective time of the Merger (the "Effective Time"), each Share then outstanding (other than Shares held by TSI, the Purchaser or any other wholly owned subsidiary of TSI and Shares, if any, held by shareholders who perfect their dissenters' rights under Texas law) will be converted into the right to receive $9.00 in cash. The Merger Agreement is more fully described in Section 11.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S SHAREHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES.

     The Company has advised TSI that Financo, Inc., the Company's financial advisor ("Financo"), has delivered to the Company's Board of Directors its written opinion dated May 1, 1998 to the effect that the consideration to be received by the shareholders of the Company in the Offer and the Merger is fair to such shareholders from a financial point of view as of the date of delivery of that opinion. Such opinion is set forth in full as an exhibit to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") that is being mailed to shareholders of the Company concurrently with this Offer to Purchase. Shareholders of the Company are urged to read the opinion in its entirety for a description of the assumptions made, factors considered and procedures followed by Financo, as well as certain information concerning Financo.

     The Merger Agreement provides that, except as otherwise provided therein, following satisfaction or waiver, if permissible, of the conditions to the Offer and subject to the terms and conditions thereof, the Purchaser will accept for payment, in accordance with the terms of the Offer, all Shares validly tendered and not withdrawn pursuant to the Offer, and pay for such Shares as soon as practicable pursuant to applicable law. The Offer will not remain open following the time Shares are accepted for payment.

     Consummation of the Merger is conditioned upon, among other things, the approval and adoption by the requisite vote of shareholders of the Company of the Merger Agreement, if required by applicable law in order to consummate the Merger. See Section 12. Under the Texas Business Corporation Act ("TBCA"), except as otherwise provided below, the affirmative vote of two-thirds of the outstanding shares of Common Stock is required to approve the Merger Agreement and the Merger.

     Under Article 5.16 of the TBCA, if a corporation owns at least 90% of the outstanding shares of each class of another corporation, the corporation holding such stock may merge itself into such other corporation without any action or vote on the part of the shareholders of such other corporation (a "short-form merger"). In the event that the Purchaser acquires in the aggregate at least 90% of the Shares pursuant to the Offer or otherwise, then TSI intends to cause the Purchaser to effect a short-form merger without any vote of the shareholders of the Company, subject to compliance with the provisions of Article 5.16 of the TBCA.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                   THE OFFER

1. TERMS OF THE OFFER.

     Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not withdrawn as provided in Section 4 of this Offer to Purchase. The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on Friday, June 5, 1998, unless and until the Purchaser, in accordance with the terms of the Merger Agreement, shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

     The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition and the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the "HSR Act"). See Section 14. If such conditions are not satisfied prior to the Expiration Date, subject to the terms of the Merger Agreement, the Purchaser reserves the right (but shall not be obligated) to (i) decline to purchase and return any of the Shares tendered and terminate the Offer, (ii) waive any of the conditions to the Offer, to the extent permitted by applicable law, and, subject to complying with applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), purchase all Shares validly tendered or (iii) extend the Offer and, subject to the right of shareholders to withdraw Shares until the Expiration Date, retain the Shares that will have been tendered during the period or periods for which the Offer is extended.

     Subject to the terms of the Merger Agreement as described below, the Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary and
(ii) to amend the Offer in any respect by giving oral or written notice of such amendment to the Depositary. The rights reserved by the Purchaser in this paragraph are in addition to the Purchaser's rights to terminate the Offer as described in Section 11. Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of applicable law, including Rules 14d-4(c), 14d-6(d) and 14e-1(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Without limiting the obligation of the

Purchaser under such Rules or the manner in which the Purchaser may choose to make any public announcement, the Purchaser currently intends to make announcements by issuing a press release to The Financial Relations Board, Inc.

     The Merger Agreement provides that the Purchaser will not amend or waive the Minimum Condition and will not decrease the consideration offered in the Offer (the "Offer Price") or decrease the number of Shares sought, impose any further conditions to the Offer or amend any other term or condition of the Offer in any manner materially adverse to the holders of the Shares. Notwithstanding the foregoing, the Merger Agreement provides that the Purchaser may extend the Offer (i) if at the scheduled Expiration Date any of the conditions to the Offer have not been satisfied, including but not limited to any legal or regulatory requirements under the HSR Act, (ii) from time to time for a maximum of an aggregate of ten business days beyond the initial Expiration Date (which initial Expiration Date shall be twenty business days following the commencement of the Offer), and (iii) for any period required by any rule, regulation, interpretation or position of the Commission or the staff of the Commission, applicable to the Offer. The Merger Agreement further provides, however, that in no event may the Offer be extended beyond the date of termination of the Merger Agreement, and either party has the right to terminate the Merger Agreement if the Offer is not completed by August 31, 1998.

     If the Purchaser extends the Offer, or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of or payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in Section 4. However, the ability of the Purchaser to delay the payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-l(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the Commission has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of the Offer and that waiver of a material condition, such as the Minimum Condition, is a material change in the terms of the Offer. The release states than an offer should remain open for a minimum of five business days from the date a material change is first published, sent or given to security holders and that, if material changes are made with respect to terms of the Offer that are not materially less significant than a change in the offer price or the number of shares being sought, a minimum of ten business days may be required to allow adequate dissemination and investor response. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

     The Company has provided the Purchaser with the Company's shareholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed by the Purchaser to record holders of Shares and will be furnished by the Purchaser to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), promptly after the Expiration Date the Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 4. All determinations concerning the satisfaction of such terms and conditions will be within the Purchaser's discretion, which determinations will be final and binding. See Sections 1 and 4. The Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or payment for, Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act. Any such delays will be effected in compliance with Rule 14e-l(c) under the Exchange Act (relating to a bidder's obligation to pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer).

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a timely Book-Entry Confirmation (as defined below) with respect to such Shares), (ii) a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below), and (iii) any other documents required by the Letter of Transmittal. If, prior to the Expiration Date, the Purchaser increases the Offer Price, the Purchaser will pay such increased consideration for all Shares purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in the Offer Price.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering shareholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID BY THE PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     Upon the deposit of funds with the Depositary for the purpose of making payments to tendering shareholders, the Purchaser's obligation to make such payment shall be satisfied and tendering shareholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. The Purchaser will pay any stock transfer tax incident to the transfer to it of validly tendered Shares, except as otherwise provided in Instruction 6 of the Letter of Transmittal, as well as any charges and expenses of the Depositary and the Information Agent.

     If any tendered Shares are not purchased pursuant to the Offer for any reason, certificates for any such Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined below) pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

     Subject to the terms of the Merger Agreement, the Purchaser reserves the right to transfer or assign, in whole or in part, to TSI or to one or more direct or indirect wholly owned subsidiaries of TSI, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. PROCEDURE FOR TENDERING SHARES.

  Valid Tender

     For Shares to be validly tendered pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), together with any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates for tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered pursuant to the procedures for book-entry transfer set forth below (and a Book-Entry Confirmation received by the Depositary), in each case, prior to the Expiration Date or (ii) the tendering shareholder must comply with the guaranteed delivery procedures set forth below.

     The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedures described below. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

     THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

  Signature Guarantees

     No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in the Book Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agent's Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution" and, collectively,

"Eligible Institutions"). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for Shares not tendered or not accepted for payment are to be returned, to a person other than the registered holder or holders of the certificates surrendered, then the tendered certificates for such Shares must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal.

  Guaranteed Delivery

     If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such Shares may nevertheless be tendered if all the following conditions are met:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

          (iii) the certificates (or a Book-Entry Confirmation) evidencing such Shares, together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the New York Stock Exchange, Inc. (the "NYSE") is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering shareholder and the Purchaser upon the terms and subject to the conditions of the Offer.

  Appointment

     By executing the Letter of Transmittal as set forth above, the tendering shareholder irrevocably appoints designees of the Purchaser, and each of them, as such shareholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after May 1, 1998, the date of the Merger Agreement. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such shareholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such shareholder with respect to such Shares or other securities will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such shareholder (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities, including, without limitation, in respect of any annual, special or adjourned meeting of the Company's shareholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities, including voting at any meeting of shareholders.

  Determination of Validity

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Purchaser, in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or the acceptance for payment of, or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right, in its sole discretion, subject to the provisions of the Merger Agreement, to waive any of the conditions of the Offer or any defect or irregularity in the tender of any Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, TSI, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

  Backup Withholding

     In order to avoid "backup withholding" of U.S. federal income tax on payments of cash pursuant to the Offer, a shareholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such shareholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such shareholder is not subject to backup withholding. If a shareholder does not provide such shareholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service may impose a penalty on such shareholder and payment of cash to such shareholder pursuant to the Offer may be subject to backup withholding of 31%. All shareholders surrendering Shares pursuant to the Offer should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Certain shareholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Foreign shareholders, if exempt, should complete and sign a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

4. WITHDRAWAL RIGHTS.

     Except as otherwise provided in this Section 4, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after July 7, 1998. If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an

Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 any time prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination will be final and binding. None of the Purchaser, TSI, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

     The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes and also may be a taxable transaction under state, local, foreign or other tax laws. In general, a shareholder who tenders Shares in the Offer or receives cash in exchange for Shares in the Merger will recognize gain or loss for federal income tax purposes equal to the difference, if any, between the amount of cash received and the shareholder's tax basis in the Shares sold. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same time and price) exchanged pursuant to the Offer or the Merger. Such gain or loss generally will be capital gain or loss if the Shares disposed of were held by the shareholder as capital assets on the date of sale, and will be long-term capital gain or loss if the holding period for the Shares disposed of is more than one year at the date of sale. Under present law, long-term capital gains recognized by an individual shareholder will generally be taxed at a maximum federal marginal tax rate of 28% (or, in the case of certain gains on capital assets held by an individual shareholder for more than 18 months, 20%), and long-term capital gains recognized by a corporate stockholder will be taxed at a maximum federal marginal tax rate of 35%.

     A shareholder of Shares who perfects such shareholder's dissenter's rights, if any, under the TBCA generally will recognize gain or loss in an amount equal to the difference between the amount realized and such shareholder's tax basis in such Shares.

     Unless an exemption applies, the Depositary will be required to withhold 31% of any cash payments to which a shareholder or other payee is entitled pursuant to the Offer or the Merger, unless the shareholder or other payee provides his or her tax identification number (social security number or employer identification number) and certifies that such number is correct. Each shareholder and, if applicable, each other payee is required to complete and sign the substitute Form W-9 that will be included as part of the Transmittal Letter sent to shareholders of the Company by the Purchaser to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to TSI and the Depositary.

     The foregoing summary constitutes a general description of certain U.S. federal income tax consequences of the Offer and the Merger without regard to the particular facts and circumstances of each shareholder of the Company and is based on the provisions of the Internal Revenue Code of 1986, as amended, Treasury Department Regulations issued pursuant thereto and published rulings and court decisions in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. No rulings have been or will be sought from the Internal Revenue Service concerning the tax consequences of the Offer and the Merger. Special tax consequences not described herein may be applicable to certain shareholders subject to special tax treatment (including, but not limited to, insurance companies, tax-exempt organizations, financial institutions or broker dealers, foreign shareholders and shareholders who have acquired their Shares pursuant to the exercise of employee stock options or otherwise as compensation). ALL SHAREHOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO SPECIFIC TAX EFFECTS APPLICABLE TO THEM OF THE OFFER AND THE MERGER, INCLUDING THE APPLICABILITY AND

EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

6. PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES.

     The Shares are traded on the NYSE under the symbol "FRA." The following table sets forth, for each of the quarters indicated, the high and low reported sales price per Share on the NYSE based on published financial sources.

                                                              SALES PRICE
                                                              ------------
                                                              HIGH     LOW
                                                              ----     ---
1996
  First Quarter.............................................  $ 7 1/8  $4 1/2
  Second Quarter............................................    6 3/8   4 1/2
  Third Quarter.............................................    9       5 3/4
  Fourth Quarter............................................    7 7/8   5 7/8
1997
  First Quarter.............................................    9       6
  Second Quarter............................................   11 1/8   8 1/4
  Third Quarter.............................................   10       6 1/4
  Fourth Quarter............................................    7 15/16 5 1/2
1998
  First Quarter.............................................    5 7/8   4 3/4
  Second Quarter............................................    6 15/16 5

     On May 1, 1998, the last full trading day prior to the first public announcement of the Purchaser's intention to commence the Offer, the last reported sales price of the Shares on the NYSE was $6 3/4 per Share. On May 7, 1998, the last full trading day prior to the commencement of the Offer, the last reported sales price of the Shares on the NYSE was $8 13/16 per Share. SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

     The Company has advised the Purchaser that the Company has not declared or paid any cash dividends on its common stock since 1986.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS.

  Market for the Shares

     The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and, depending upon the number of Shares so purchased, could adversely effect the liquidity and market value of the remaining Shares held by the public.

  Stock Listing

     Depending upon the number of Shares purchased pursuant to the Offer, and the aggregate market value and per share price of any Shares not purchased pursuant to the Offer, the Shares may no longer meet the guidelines of the NYSE for continued listing. According to the NYSE's published guidelines, the NYSE would consider delisting the Shares if, among other things, the number of recordholders of at least 100 Shares each should fall below 1,200, the number of publicly held Shares (exclusive of holdings of officers, directors and their families and other concentrated holdings of 10% or more ("NYSE Excluded Holdings")) should fall below 600,000 or the aggregate market value of publicly held Shares (exclusive of NYSE Excluded Holdings) should fall below $5,000,000. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing and the listing of the Shares is discontinued, the market for the Shares would be adversely affected.

     If the NYSE were to delist the Shares, it is possible that the Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or through the National Association of Securities Dealers Automated Quotation System ("Nasdaq") or other sources. The extent of the public market therefor and availability of such quotations would depend, however, upon such factors as the number of shareholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below and other factors. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer price.

     According to the Company's Annual Report on Form 10-K for the fiscal year ended November 2, 1997 (the "Company 1997 10-K"), as of January 9, 1998, there were approximately 2,200 holders of record of Shares. According to information provided by the Company, as of April 30, 1998, there were 10,286,357 Shares outstanding.

  Exchange Act Registration

     The Shares currently are registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its shareholders and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement pursuant to Section 14(a) in connection with shareholders' meetings and the related requirement of furnishing an annual report to shareholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Company. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended (the "Securities Act"), may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for continued listing on any stock exchange or Nasdaq. The Purchaser may seek to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

     If registration of the Shares is not terminated prior to the Merger, then the Shares will be delisted from the NYSE and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

  Margin Regulations

     The Shares presently are "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which status has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

     If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities."

8. CERTAIN INFORMATION CONCERNING THE COMPANY

  General

     The information concerning the Company contained in this Offer to Purchase, including the information set forth below under the caption "Selected Financial Information," has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Neither TSI nor the Purchaser assumes responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events that may have occurred or that may affect the significance or accuracy of any such information but that are unknown to TSI or the Purchaser.

     The Company, founded in 1920, is a leading manufacturer and marketer of apparel for men and boys. Beginning in fiscal 1996, a limited number of women's products were added to the Company's product lines. The Company was incorporated in Texas in 1947 as Farah Manufacturing Company, Inc. The name of the Company was changed to Farah Incorporated in 1987.

     The Company is organized as three distinct operating divisions: Farah U.S.A., Inc. ("Farah U.S.A."), Farah International, Inc. ("Farah International") and Savane Direct Incorporated ("Savane Direct," formerly Value Slacks, Inc.). Farah U.S.A. (76% of consolidated revenue for fiscal 1997) manufactures and sells a variety of casual and dress apparel to retailers throughout the United States. Farah International (18% of consolidated revenue for fiscal 1997) manufactures and sells apparel in Europe and the South Pacific region. Farah International's primary markets are the United Kingdom, Australia and New Zealand. Savane Direct (6% of consolidated revenue for fiscal 1997) operates retail stores that sell first quality apparel manufactured by the Company, close-outs and seconds from Farah U.S.A., and a limited amount of merchandise purchased from third parties. As of November 2, 1997, Savane Direct had 36 retail stores, all located in the United States.

     The Company is a Texas corporation with its principal executive offices at 4171 North Mesa, Building D, Suite 500, El Paso, Texas 79902-1433. The telephone number of the Company at such offices is (915) 496-7000.

  Selected Financial Information

     Set forth below is certain selected consolidated financial information with respect to the Company, excerpted or derived from the Company 1997 10-K and its Quarterly Report on Form 10-Q for the quarter ended February 2, 1998, both filed with the Commission pursuant to the Exchange Act.

     More comprehensive financial information is included in such reports and in other documents filed by the Company with the Commission. The following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. Such reports and other documents may be inspected and copies may be obtained from the Commission in the manner set forth below.

                               FARAH INCORPORATED

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                          THREE MONTHS ENDED                 FISCAL YEARS ENDED
                                       -------------------------   ---------------------------------------
                                       FEBRUARY 1,   FEBRUARY 2,   NOVEMBER 2,   NOVEMBER 3,   NOVEMBER 3,
                                          1998          1997          1997          1996          1995
                                       -----------   -----------   -----------   -----------   -----------
SUMMARY OF OPERATIONS:
  Net sales..........................  $   59,044    $   61,938    $  273,719    $  247,598    $  240,797
  Operating income (loss)............      (2,943)       (1,027)         (578)        1,869       (13,027)
  Income (loss) before income
     taxes...........................      (4,039)       (1,390)       (3,628)        9,737       (15,276)
  Net income (loss)..................      (3,070)       (1,955)          270         6,756       (12,941)
  Net income (loss) per share........  $    (0.30)   $    (0.19)   $     0.03    $     0.66    $    (1.28)
  Shares outstanding.................  10,278,239    10,191,103    10,278,989    10,172,971    10,145,326
FINANCIAL POSITION AT PERIOD-END:
  Total assets.......................  $  167,094    $  149,624    $  175,592    $  153,863    $  173,827
  Long-term debt excluding current
     installment.....................      15,083         4,919        13,771         4,706        12,568
  Shareholders' equity...............      79,324        79,454        82,714        82,140        73,970

  Available Information

     The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such information also may be obtained by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information. Such material may also be available for inspection at the offices of the NYSE, located at 20 Broad Street, New York, New York 10005.

  Certain Projected Financial Information

     In the course of its discussions with TSI described in Section 11, the Company provided TSI and its financial advisors with certain business and financial information that TSI believes was not and is not publicly available. Such information included, among other things, certain financial projections (the "Com-pany Projections") prepared by management of the Company as a long-range plan. The Company Projections do not take into account any of the potential effects of the transactions contemplated by the Offer and the Merger. The Company does not as a matter of course publicly disclose internal projections as to future revenues, earnings or financial condition. The Company Projections disclose, among other things, the following:

                                                              1998 FORECAST   1999 FORECAST
                                                              -------------   -------------
                                                                 (DOLLARS IN THOUSANDS,
                                                                 EXCEPT PER SHARE DATA)
Net sales...................................................    $279,817        $301,747
Operating income............................................       6,014          21,580
Income (loss) before income taxes...........................         806          16,597
Net income..................................................          60          10,981
Net income per share........................................        0.01            1.02

     THE COMPANY PROJECTIONS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH PUBLISHED GUIDELINES OF THE COMMISSION OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS. THE PROJECTIONS ARE INCLUDED IN THIS OFFER TO PURCHASE ONLY BECAUSE SUCH INFORMATION WAS PROVIDED TO TSI. NONE OF TSI, THE PURCHASER OR ANY PARTY TO WHOM THE PROJECTIONS WERE PROVIDED GIVES ANY ASSURANCES AS TO THE ACCURACY OF SUCH INFORMATION. WHILE PRESENTED WITH NUMERICAL SPECIFICITY, THESE PROJECTIONS ARE BASED UPON A VARIETY OF ASSUMPTIONS RELATING TO THE BUSINESS OF THE COMPANY THAT MAY NOT BE REALIZED AND ARE SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE COMPANY AND TSI. THERE CAN BE NO ASSURANCE THAT THE PROJECTIONS WILL BE REALIZED, AND ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE SHOWN. THE PROJECTIONS HAVE NOT BEEN EXAMINED BY THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS. FOR THESE REASONS, AS WELL AS THE BASES ON WHICH SUCH PROJECTIONS WERE COMPILED, THE INCLUSION OF SUCH PROJECTIONS HEREIN SHOULD NOT BE REGARDED AS AN INDICATION THAT TSI, THE PURCHASER OR ANY OTHER PARTY WHO RECEIVED SUCH INFORMATION CONSIDERS IT AN ACCURATE PREDICTION OF FUTURE EVENTS.

9. CERTAIN INFORMATION CONCERNING THE PURCHASER AND TSI.

  General

     The Purchaser, a Texas corporation and a wholly owned subsidiary of TSI, was organized for the purpose of acquiring the Company and has conducted no activities unrelated to such purpose since its organization. All of the issued and outstanding shares of capital stock of the Purchaser are owned by TSI. The principal executive offices of the Purchaser are located at the principal executive offices of TSI. The telephone number of the Purchaser at such offices is (813) 249-4900.

     TSI markets and manufactures men's and women's sportswear including pants, jeans, shorts and shirts through all major retail distribution channels including department and specialty stores. TSI provides major retailers with comprehensive brand management programs and distinguishes itself from traditional private label manufacturers by providing apparel retailers with customer, product and market analysis, apparel design, merchandising, and inventory forecasting through the use of state-of-the-art technology. TSI is a Florida corporation with its principal executive offices at 4209 West Waters Avenue, Tampa, Florida 33634-1302. Its telephone number at such address is (813) 249-4900.

  Selected Financial Information

     Set forth below is certain selected consolidated financial information with respect to TSI. Such financial information has been taken from the periodic reports and other documents filed by TSI with the Commission. More comprehensive information concerning TSI is included in such reports and other documents and the financial information that follows is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. Such reports and other documents may be inspected and copies may be obtained from the Commission in the manner set forth below.

                     TROPICAL SPORTSWEAR INT'L CORPORATION

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
           (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                      FOURTEEN      THIRTEEN
                                       WEEKS         WEEKS                    FISCAL YEARS ENDED
                                       ENDED         ENDED       ---------------------------------------------
                                     JANUARY 3,   DECEMBER 28,   SEPTEMBER 27,   SEPTEMBER 28,   SEPTEMBER 30,
                                        1998          1996           1997            1996            1995
                                     ----------   ------------   -------------   -------------   -------------
STATEMENT OF INCOME DATA:
  Net sales........................  $  35,094     $  30,727       $ 151,692       $ 117,355       $ 110,064
  Operating income.................      2,729         2,274          16,612          11,034           7,146
  Income before income taxes.......      2,080         1,441          13,176           7,916           2,985
  Net income.......................      1,305           919           8,269           5,171           2,160
  Net income per share.............  $    0.18     $    0.15       $    1.37       $    0.86       $    0.36
  Weighted average number of shares
     used in the calculation.......  7,100,600     6,015,000       6,015,000       6,015,000       6,015,000
BALANCE SHEET DATA:
  Total assets.....................  $  72,402     $  71,290       $  69,658       $  63,415       $  55,237
  Long-term debt including
     obligations under capital
     leases........................     16,819         9,561          24,055          24,162          27,175
  Shareholders' equity.............     41,379        19,301          26,651          18,382          13,211

  Certain Information

     The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of the Purchaser and TSI are set forth in Schedule I hereto.

     Except as set forth in this Offer to Purchase, neither the Purchaser or TSI, nor, to the best of their knowledge, any of the persons listed on Schedule I, nor any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any Shares, and neither the Purchaser nor TSI nor, to the best of their knowledge, any of the persons or entities referred to above, nor any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transaction in Shares during the past 60 days.

     Except as set forth in this Offer to Purchase, neither the Purchaser or TSI, nor, to the best of their knowledge, any of the persons listed on Schedule I, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, none of the Purchaser, TSI, or any of their respective affiliates, nor, to the best of their knowledge, any of the persons listed on Schedule I, has had, since November 5, 1994, any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that would require reporting under the rules of the Commission. Except as set forth in this Offer to Purchase, since November 5, 1994, there have been no contacts, negotiations or transactions between the Purchaser, TSI, any of their respective affiliates or, to the best of their knowledge, any of the persons listed on Schedule I, and the Company or its affiliates concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets.

  Available Information

     TSI is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning TSI's directors and officers, their remuneration, options granted to them, the principal holders of TSI's securities and any material interests of such persons in transactions with TSI is required to be disclosed in proxy statements distributed to TSI's shareholders and filed with the Commission. Such reports, proxy statements and other information can be inspected and copied at the offices of the Commission in the same manner as set forth with respect to information concerning the Company in Section 8. Such material may also be available for inspection at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006-1506.

10. SOURCE AND AMOUNT OF FUNDS.

     The total amount of funds required by the Purchaser to purchase all of the Shares pursuant to the Offer and the Merger and to pay related fees and expenses is expected to be approximately $100 million. The Purchaser plans to obtain the necessary funds either through capital contributions or advances made directly or indirectly by TSI.

     TSI and the Purchaser anticipate that the funds required in connection with the transactions contemplated by the Merger Agreement will be obtained through the private placement of senior subordinated debt of TSI.

     Pursuant to an Engagement Letter dated April 26, 1998, between Prudential Securities and its affiliates, including Prudential Securities Credit Corp., and TSI, Prudential Securities has been engaged to act as TSI's lead underwriter, placement agent or initial purchaser, as the case may be, in connection with the proposed issuance to institutional investors of up to $125 million aggregate principal amount of senior subordinated notes of TSI (the "Securities"). The net proceeds to TSI from the sale of the Securities principally will be used to finance the Offer and the Merger and to pay related fees and expenses. This Offer to Purchase does not constitute an offer to sell or a solicitation of an offer to buy any of the Securities to be placed by Prudential Securities.

     In addition, TSI has received a letter (the "Commitment Letter") dated April 26, 1998, from Prudential Securities Credit Corp. ("Prudential Credit") pursuant to which Prudential Credit has committed, subject to the terms and conditions of the Commitment Letter, to provide TSI with a senior subordinated exchangeable bridge loan in an initial aggregate principal amount of up to $100 million (the "Bridge Loan"), that will be available to TSI and the Purchaser on the date of the consummation of the Offer if for any reason the net proceeds from the sale of Securities have not been received by TSI on or prior to the date of such consummation.

     Borrowings under the Bridge Loan will mature in one year. If, upon maturity, TSI fails to repay the Bridge Loan in full and provided that no default or event of default exists on such date (other than the failure to repay the Bridge Loan on the maturity date), any then outstanding portion of the Bridge Loan shall automatically be exchanged for senior subordinated exchange notes (the "Exchange Notes"), which will mature on the date that is 180 days after the original maturity date of TSI's five-year revolving credit facility. The Bridge Loan will initially bear interest at a rate per annum equal to the sum of (a) the three-month London interbank offered rate, adjusted for reserves ("LIBOR") calculated on the basis of the actual number of days elapsed in a year of 360 days plus (b) a spread (the "Spread") of 400 basis points. If the Bridge Loan is not repaid in whole within 90 days following the date of the consummation of the Offer, the Spread will increase by 50 basis points at the end of such ninety-day period and shall increase by an additional 50 basis points at the end of each 90-day period thereafter until the Maturity Date. If Exchange Notes are issued on the Maturity Date, the Exchange Notes will bear a fixed rate of interest per annum equal to the sum of the interest rate in effect with respect to the Bridge Loan immediately prior to the issuance of the Exchange Notes plus 100 basis points; provided, however, that the interest rate applicable to the Bridge Loan and Exchange Notes shall not exceed (i) 18% per annum or (ii) the maximum rate permitted by applicable law.

     The Bridge Loan will contain such covenants with respect to TSI and its subsidiaries as are usual and customary for financing of this kind. Borrowings under the Bridge Loan are subject to the satisfaction or waiver of certain conditions, including, without limitation: (i) the execution and delivery of definitive documentation with respect to the Bridge Loan, in form and substance reasonably satisfactory to Prudential Credit, (ii) all conditions precedent to the Offer shall have been satisfied or, with consent of Prudential Credit, waived, and (iii) receipt of all necessary governmental, shareholder and material third-party approvals.

     Pursuant to the Commitment Letter, TSI has agreed to pay certain fees to Prudential Credit to reimburse Prudential Credit for certain expenses and to provide certain indemnities, as is customary for commitments of the type described herein. The foregoing discussion of the Commitment Letter is qualified in its entirety by reference to the Commitment Letter, a copy of which has been filed with the Commission as an Exhibit to the Schedule 14D-1.

     TSI anticipates that the loans made to TSI under the Bridge Loan will be repaid from the offering and sale of Securities. TSI further anticipates that amounts outstanding under the Securities will be repaid from a variety of sources, including, without limitation, funds generated internally by TSI and its subsidiaries (including, following the Merger, funds generated by the Company and its subsidiaries) bank refinancing and the public or private sale of debt or equity securities. No final decisions have been made concerning the sources to be utilized or the methods by which TSI and its subsidiaries will repay such indebtedness. Such decisions will be made and may be modified by TSI based on then prevailing market conditions and such other factors as TSI deems appropriate.

11. BACKGROUND OF THE OFFER; PURPOSE OF THE OFFER AND THE MERGER; THE MERGER AGREEMENT AND CERTAIN OTHER AGREEMENTS.

     The following description was prepared by TSI and the Company. Information about the Company was provided by the Company and neither the Purchaser nor TSI takes any responsibility for the accuracy or completeness of any information regarding meetings or discussions in which TSI or its representatives did not participate.

  Background of the Offer

     TSI has principally grown internally through increased sales of core products to current customers, sales to new customers and expansion into complementary apparel product lines. TSI has also monitored opportunities to grow through acquisition of either established brands or established companies.

     On December 31, 1997, William W. Compton, Chairman of the Board and Chief Executive Officer of TSI, telephoned Richard C. Allender, President and Chief Executive Officer of the Company, to discuss a possible business combination between the companies. Mr. Allender requested that TSI submit to the Company a letter of interest prior to further discussions. TSI drafted and submitted such a letter of interest to the Company on January 6, 1998. The letter of interest did not contain any terms with regard to an acquisition proposal. On January 8, 1998, Mr. Allender contacted Mr. Compton and indicated that due to personal circumstances he would prefer to delay any further discussions until February, 1998.

     In December, 1997, Prudential Securities began informally working with TSI as its financial advisor in connection with a potential acquisition of the Company.

     In February, 1998, Mr. Compton telephoned Mr. Allender and the parties continued their review of the potential benefits of various forms of business combinations between them.

     On March 23, 1998, Mr. Allender and Mr. Charles J. Smith, a director of the Company, traveled to Tampa, Florida and met with Mr. Compton, Mr. Michael Kagan, Executive Vice President and Chief Financial Officer of TSI and Mr. Richard J. Domino, President of TSI. The parties discussed recent developments in the apparel industry and continued their review of the potential benefits of various strategic relationships including the possibility of combining the companies. Prior to these discussions, TSI entered into a Confidentiality Agreement with the Company dated March 20, 1998, a copy of which is filed as an Exhibit to the
Schedule 14D-1, pursuant to which, among other things, TSI agreed that any non-public information made available to it by the Company would be held in strict confidence. Also prior to these discussions, on March 23, 1998, the Company entered into a Confidentiality Agreement with TSI, a copy which is filed as an Exhibit to the Schedule 14D-1, pursuant to which, among other things, the Company agreed that any non-public information made available to it by TSI would be held in strict confidence.

     On March 26, 1998, the Company entered into an agreement with Financo pursuant to which Financo was engaged as the Company's exclusive agent to review and analyze the financial and structural alternatives available to the Company, with a view toward meeting its long-term strategic objectives and the maximization of shareholder value, including but not limited to, (a) identifying opportunities for the possible sale of the Company; (b) advising the Company concerning opportunities for such a sale, whether or not identified by Financo; and (c) as requested by the Company, participating on the Company's behalf in negotiations concerning such a sale.

     On March 26, 1998, TSI entered into a new Confidentiality Agreement with the Company, a copy of which is filed as an Exhibit to the Schedule 14D-1, pursuant to which, among other things, TSI agreed that any non-public information made available to it would be held in strict confidence, and further agreed to a two year standstill with regard to initiating any form of business combination or other acquisition transaction involving the Company, with regard to initiating any purchase or sale of any securities of the Company and with regard to inducing certain employees of the Company to leave the employ of the Company, unless TSI was specifically invited or authorized to initiate such a transaction by the Company or the Company provided its prior written consent. (The Confidentiality Agreements signed on March 20, 1998 and March 26, 1998 are hereinafter referred to collectively as the "Confidentiality Agreements").

     On March 26, 1998, TSI was invited to conduct a due diligence investigation of the Company. Commencing on April 1, 1998, members of a due diligence team established by TSI conducted detailed due diligence involving a presentation by the Company's management, interviews of the Company's independent auditors and a detailed review of confidential information provided by the Company in a data room. Due diligence contacts and communications with the Company continued to occur on a regular basis until May 1, 1998.

     On April 8, 1998, Mr. Compton traveled with certain other operational personnel to several of the Company's facilities in Mexico accompanied by Mr. Allender and Jackie L. Boatman, Executive Vice President -- Operations of the Company. The parties toured the facilities and discussed various aspects of their operations.

     On April 16, 1998, Mr. Compton traveled with certain other operational personnel to several of the Company's facilities in Costa Rica accompanied by Mr. Boatman. The parties toured the facilities and discussed various aspects of their operations.

     On April 6, 1998, Financo, on behalf of the Company, issued a letter advising TSI of the process that would govern the submission of acquisition proposals. Pursuant to this letter, all bidders were requested to transmit to Financo a non-binding expression of interest concerning such possible acquisition. The written proposals were due to be submitted no later than 5:00 p.m. New York City time, on Monday, April 27, 1998.

     On April 17, 1998, Financo, on behalf of the Company, submitted to TSI two forms of acquisition agreements, one of which contemplated a merger and the other drafted to include a tender offer and a merger, and requested that TSI review and provide comments to one of the acquisition agreements as part of its written proposal on April 27, 1998.

     On April 22, 1998, the Board of Directors of TSI (the "TSI Board"), met and reviewed with TSI's management and financial and legal advisors the due diligence conducted to date and the financial and operational implications of an acquisition of the Company. The TSI Board authorized TSI to make a non-binding proposal to acquire all of the outstanding Shares of the Company subject to a price limitation.

     On April 27, 1998, TSI submitted a non-binding proposal to Financo, which included proposed terms of employment agreements with the following of the Company's executives: Mr. Allender, Mr. Gibson, Mr. Boatman, Mr. Mitchell, Mr. Kernaghan, and Mr. Martinez. The proposal also included TSI's intention to add two of the Company's directors to the TSI Board. The proposal was to expire on May 1, 1998.

     On April 29, 1998, a representative of Financo contacted a representative of TSI's financial advisor and suggested that TSI consider improving the value of TSI's acquisition proposal. Thereafter, following a meeting among certain of the executive officers of TSI and consultation with TSI's financial advisors, TSI increased its offer to $9.00 per Share, which offer was to expire at 5:00 p.m., New York City time, on May 1, 1998.

     On April 30, 1998, members of TSI's management and representatives of TSI's outside counsel and representatives of TSI's financial advisors met with representatives of the Company, their financial advisors and their outside counsel to negotiate the terms of the Merger Agreement. Intensive discussions regarding the Merger Agreement continued among the parties and their advisors through May 1, 1998.

     On May 1, 1998, Financo delivered to Company's Board of Directors its written opinion to the effect that the consideration to be received by the public shareholders of the Company in the Offer and Merger is fair to such shareholders from a financial point of view as of the date of such meeting. The opinion of Financo is set forth in full as Exhibit to the Company's Schedule 14D-9, which is being mailed to the shareholders of the Company concurrently with this Offer to Purchase. The shareholders of the Company are urged to read that opinion in its entirety.

     At a special meeting held on May 1, 1998, the TSI Board reviewed the transactions and, following presentations by senior officers and financial and legal advisors of TSI, unanimously approved the Merger Agreement, the Offer, and the Merger.

     The Company's Board of Directors held a special meeting on May 1, 1998, where presentations from senior management of the Company and the Company's financial and legal advisors were made regarding the proposed transaction between the Company and TSI. The Board of Directors of the Company thereafter unanimously approved the Merger Agreement, the Offer and the Merger and determined that the terms of the Offer and Merger were fair to, and in the best interest of, the Company's shareholders, and unanimously recommended that the shareholders of the Company accept the Offer and tender their Shares.

     In the evening of May 1, 1998, the parties executed the Merger Agreement. On May 4, 1998 (prior to the opening of the stock market on the first business day following execution of the Merger Agreement), the parties publicly announced the strategic combination.

     On May 8, 1998, the Purchaser and TSI commenced the Offer.

  Purpose of the Offer and the Merger

     The purpose of the Offer, the Merger and the Merger Agreement is to enable TSI to acquire control of, and the entire equity interest in, the Company. The Offer is being made pursuant to the Merger Agreement and is intended to increase the likelihood that the Merger will be effected. The purpose of the Merger is to acquire all outstanding Shares not purchased pursuant to the Offer. The transaction is structured as a tender offer followed by a merger in order to ensure the acquisition by the Purchaser of all the outstanding Shares. Upon consummation of the Merger, the Company will become a wholly owned subsidiary of TSI.

     If the Merger is consummated, TSI's common equity interest in the Company would increase to 100% and TSI would be entitled to all benefits resulting from that interest. These benefits include complete management with regard to the future conduct of the Company's business and any increase in its value. Similarly, TSI will also bear the risk of any losses incurred in the operation of the Company and any decrease in the value of the Company.

     Shareholders of the Company who sell their Shares in the Offer will cease to have any equity interest in the Company and any opportunity to participate in its earnings and any future growth. If the Merger is consummated, the shareholders will no longer have an equity interest in the Company and instead will have only the right to receive cash consideration pursuant to the Merger Agreement or to exercise statutory dissenters' rights under Texas law. See
Section 12. Similarly, the shareholders of the Company will not bear the risk of any decrease in the value of the Company after selling their Shares in the Offer or the subsequent Merger.

     The primary benefits of the Offer and the Merger to the shareholders of the Company are that such shareholders are being afforded an opportunity to sell all of their Shares for cash at a price which represents a premium of approximately 33.3% over the closing market price of the Shares on May 1, 1998, the last full trading day prior to the initial public announcement of the Offer.

  The Merger Agreement

     The following is a summary of certain provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the Merger Agreement which is incorporated herein by reference and a copy of which has been filed with the Commission as an Exhibit to the Schedule 14D-1. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 9 of this Offer to Purchase.

     The Offer. The Merger Agreement provides that the Purchaser will commence the Offer and that, upon the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, the Purchaser will purchase all Shares validly tendered pursuant to the Offer. The Merger Agreement provides that the Purchaser will not amend or waive the Minimum Condition and will not decrease the Offer Price or decrease the number of Shares sought in the Offer, impose any further conditions to the Offer or amend any condition of the Offer in a manner materially adverse to the holders of Shares. Notwithstanding the foregoing, the Merger Agreement provides that the Purchaser may extend the Offer (i) if at the scheduled Expiration Date any of the conditions to the Offer have not been satisfied, including but not limited to any legal or regulatory requirements under the HSR Act, (ii) from time to time for a maximum of an aggregate of ten business days beyond the initial Expiration Date (which initial Expiration Date shall be twenty business days following the commencement of the Offer), and
(iii) for any period required by any rule, regulation, interpretation or position of the Commission or the staff of the Commission applicable to the Offer. The Merger Agreement further provides, however, that in no event may the Offer be extended beyond the date of termination of the Merger Agreement, and either party has the right to terminate the Merger Agreement if the Offer is not completed by August 31, 1998.

     The Merger. The Merger Agreement provides that following the consummation of the Offer and subject to the terms and conditions thereof, in accordance with Texas law, in the event that the Purchaser shall acquire at least 90% of the outstanding Shares of the Company, at the Effective Time the Purchaser shall be merged with and into the Company and, as a result of the Merger, the separate corporate existence of the Purchaser shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation"). In the event that the Purchaser does not acquire at least 90% of the Shares, the Company will duly call, give notice of, convene and hold an annual or special meeting of its shareholders as soon as practicable following the consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the Merger (the "Shareholders Meeting").

     The respective obligations of TSI and the Purchaser, on the one hand, and the Company, on the other hand, to effect the Merger are subject to the satisfaction of each of the following conditions: (i) the Merger Agreement shall have been approved by the requisite vote of the holders of Shares, to the extent required by applicable law, the Company's Articles of Incorporation and Bylaws and by the NYSE; (ii) no governmental authority shall have enacted, issued, promulgated, enforced or entered any law, order, executive order, stay, decree, judgment, injunction or other order or statute, rule or regulation which is in effect and which has the effect of making the acquisition of Shares by the Purchaser or TSI or any affiliate of either of them illegal or otherwise preventing or prohibiting consummation of the Offer or the Merger; (iii) the Purchaser shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer, unless such failure to purchase is a result of a breach of the Purchaser's obligation to purchase any Shares validly tendered and not withdrawn pursuant to the Offer; and (iv) the applicable waiting period under the HSR Act shall have expired or been terminated.

     At the Effective Time of the Merger (i) each issued and outstanding Share (other than Shares that are owned by the Company as treasury stock, any Shares owned by TSI, the Purchaser or any other wholly owned Subsidiary of TSI, or any Shares that are held by shareholders exercising dissenters' rights under Texas law) will be converted into the right to receive the price per share paid pursuant to the Offer and (ii) each issued and outstanding share of the common stock, par value $.01 per share, of the Purchaser will be converted into one share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

     The Company's Board of Directors. The Merger Agreement provides that promptly after the purchase by the Purchaser of Shares pursuant to the Offer, the Purchaser shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company's Board of Directors as is equal to the product of the total number of directors on the Company's Board of Directors (giving effect to the directors designated by the Purchaser) multiplied by the percentage that the number of Shares beneficially owned by the Purchaser or TSI bears to the total number of Shares then outstanding. The Company will promptly take all actions necessary to cause the Purchaser's designees to be elected as directors of the Company, including increasing the size of the Company's Board of Directors or securing the resignations of such number of its incumbent directors or both.

     Shareholders' Meeting. If required by applicable law in order to consummate the Merger, the Company agrees, in accordance with applicable law and the Company's Restated Articles of Incorporation and Amended and Restated Bylaws, to (a) duly call, give notice of, convene and hold an annual or special meeting of its shareholders as soon as practicable following consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby and (b) subject to the fiduciary obligations of the Company's Board of Directors, include in the Proxy Statement for the Shareholders Meeting the recommendation of the Company's Board of Directors that the shareholders of the Company approve the Merger Agreement and the Merger and use its reasonable best efforts to obtain such approval. To the extent permitted by law, TSI and the Purchaser each agree to vote all Shares beneficially owned by them in favor of the Merger. Further, if required by applicable law in order to consummate the Merger, as promptly as practicable after the purchase of all Shares validly tendered and not withdrawn pursuant to the Offer, the Company shall file a Proxy Statement with the Commission under the Exchange Act, and shall use its reasonable best efforts to have the Proxy Statement cleared by the Commission. The Company agrees to give TSI and its counsel the opportunity to review the Proxy Statement prior to its being filed with the Commission and will give TSI and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the Commission. If the Purchaser acquires at least two-thirds of the outstanding Shares, the Purchaser will have sufficient voting power to approve the Merger, even if no other shareholder votes in favor of the Merger.

     The Merger Agreement provides that in the event that the Purchaser acquires at least 90% of the outstanding Shares, pursuant to the Offer or otherwise, TSI, the Purchaser and the Company will, at the request of TSI and subject to the terms of the Merger Agreement, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of shareholders of the Company, in accordance with Texas law.

     Options and Restricted Stock. Immediately after the Purchaser has accepted for payment all Shares validly tendered and not withdrawn prior to the Expiration Date, each outstanding option to purchase Shares (in each case, an "Option") granted under (a) the Company's 1991 Stock Option and Restricted Stock Plan, as amended, (b) the Company's 1988 Stock Option Plan for Non-Employee Directors (c) the Company's 1996 Non-Employee Director Stock Option Plan, as amended, (d) the Company's 1998 Stock Option and Restricted Stock Plan, and (e) the Company's 1986 Stock Option Plan (such plans (a) through

(e) hereinafter the "Company Option Plans"), whether or not then exercisable or vested, shall, subject to the Company's receipt of any required consent of the holders of such Options, be canceled by the Company, and each holder of a canceled Option shall be entitled to receive from the Purchaser at the same time as payment for Shares is made by the Purchaser in connection with the Offer, in consideration for the cancellation of such Option, an amount in cash equal to the product of (i) the number of Shares previously subject to such Option and
(ii) the excess, if any, of the Offer Price over the exercise price per Share previously subject to such Option. Immediately prior to the acceptance for payment by the Purchaser of all Shares validly tendered and not withdrawn prior to the Expiration Date, all restrictions on any restricted stock awards granted under the Company Option Plans shall lapse and the holders of such restricted stock shall be entitled to receive from the Purchaser at the same time as payment for Shares is made by the Purchaser in connection with the Offer in consideration for the restricted stock an amount in cash equal to the product of
(i) the number of Shares subject to such restricted stock award and (ii) the Offer Price.

     Interim Operations; Covenants. Pursuant to the Merger Agreement, the Company agreed that, between the date of the Merger Agreement and the election or appointment of the Purchaser's designees to the Company's Board of Directors upon the purchase by the Purchaser of Shares pursuant to the Offer, unless TSI otherwise agrees in writing (which agreement will not be unreasonably withheld),
(1) the business of the Company and its subsidiaries (the "Subsidiaries") will be conducted only in, and the Company and the Subsidiaries will not take any action except in, the ordinary course of business and in a manner substantially consistent with past practice, (2) the Company will use all reasonable efforts to preserve substantially intact its business organization, to keep available the services of the current officers, employees and consultants of the Company and the Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or any Subsidiary has significant business relations, (3) the Company will not, and will not permit any Subsidiary to take, any action that would (i) materially and adversely affect the ability of any party to the Merger Agreement to obtain any consents required for the Offer or the Merger, (ii) cause any of the conditions to the Offer or the Merger not to be satisfied, or (iii) materially and adversely affect the ability of any party to perform its covenants and agreements under the Merger Agreement, and (4) the Company will not, and will not permit any Subsidiary to: (a) amend or otherwise change its articles of incorporation or bylaws or other organizational or governing documents; (b) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of capital stock of the Company or any Subsidiary of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest of the Company or any Subsidiary (except for shares of the Company's common stock, if any, issuable under agreements currently in effect and shares of capital stock pursuant to currently outstanding Options or employee benefit plans currently in effect), or (ii) any of the Company's or any Subsidiaries' assets, except for sales in the ordinary course of business and in a manner consistent with past practice; (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or sell, lease, mortgage or otherwise dispose of or otherwise encumber any shares of capital stock of any Subsidiary; (d) reclassify, combine, split, divide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock; (e) (i) acquire any interest in any corporation, partnership, other business organization or any division thereof or any assets, other than the acquisition of assets in the ordinary course of business consistent with past practice; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except for indebtedness incurred in the ordinary course of business and consistent with past practice with a maturity of not more than one year in a principal amount not, in the aggregate, in excess of $1,000,000; (iii) enter into, modify, amend or terminate any contract or agreement material to the business, results of operations or financial condition of the Company other than in the ordinary course of business, consistent with past practice; (iv) authorize any capital expenditure; (v) impose, or suffer the imposition, on any asset of the Company or any Subsidiary of any lien or permit any such lien to exist; or (vi) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this subsection (e); (f) except in the ordinary course of business consistent with past practice and except in the case of officers for annual increases in compensation payable or to become payable to any officer of the Company consistent with past practice of the Company, (i) increase the compensation payable or to become payable to any director, officer or other employee, or grant any bonus to, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any Subsidiary or enter into or amend any collective bargaining agreement, or
(ii) establish, adopt, enter into or amend any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation or other plan, trust or fund for the benefit of any director, officer or class of employees; (g) commence any litigation other than in accordance with past practice, or settle or compromise any pending or threatened litigation which is material or which relates to the Offer or the Merger; (h) grant or convey to any person any rights, including, but not limited to, by way of sale, license or sublicense, in any of the Company's intellectual property;
(i) make any significant change in any tax or accounting methods, principles or practices or systems of internal accounting controls, except as may be appropriate to conform to changes in tax laws or generally accepted accounting principles ("GAAP"); or (j) after the date of the Merger Agreement, file any material tax return without the prior consent of TSI, which consent will not be unreasonably withheld.

     Pursuant to the Merger Agreement, subject to the Confidentiality Agreements, from the date of the Merger Agreement to the election or appointment of the Purchaser's designees to the Company's Board of Directors upon the purchase by the Purchaser of Shares pursuant to the Offer, the Company will provide TSI, during normal business hours and upon reasonable notice, access to all financial, operating and other data and information regarding the business of the Company as TSI reasonably requests, other than information and documents that in the opinion of the Company's counsel may not be disclosed under applicable law.

     No Solicitation. Pursuant to the Merger Agreement, the Company has agreed that neither the Company nor any of its Subsidiaries will, directly or indirectly, through any officer, director, agent or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any person relating to any acquisition or purchase of all or any material portion of the assets of, or any equity interest in, the Company or any Subsidiary or any merger, consolidation, share exchange, business combination or other similar transaction with the Company or any Subsidiary (a "Business Combination Proposal") or participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing; provided, however, that nothing shall prohibit the Company from furnishing information to, or entering into discussions or negotiations with, any person in connection with an unsolicited Business Combination Proposal by such person received by the Company after the date of the Merger Agreement, if, and only to the extent that, (a) a majority of the disinterested members of the Company's Board of Directors, after consultation with the Company's independent financial advisor and based on the advice of outside counsel, determines in good faith that such action is required in order for the Company's Board of Directors not to breach its fiduciary duties to shareholders imposed by law and (b) prior to furnishing such information to, or entering into discussions or negotiations with, such person, the Company (i) gives TSI as promptly as practicable prior written notice of the Company's intention to furnish such information or begin such discussions, the identity of such person and the material terms of such Business Combination Proposal and
(ii) receives from such person an executed confidentiality agreement on terms no less favorable to the Company than those contained in the Confidentiality Agreement executed by TSI in favor of the Company.

     The Company also agreed, pursuant to the Merger Agreement, that neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to TSI or the Purchaser, the approval or recommendation by such Board of Directors or any such committee thereof, the Offer, the Merger Agreement or the Merger or (ii) approve or recommend, or propose to approve or recommend, any Business Combination Proposal. Notwithstanding the foregoing, the Board of Directors of the Company, to the extent required by the fiduciary obligations thereof, as determined in good faith by a majority of the disinterested members thereof based on the advice of outside counsel, may approve or recommend (and, in connection therewith, withdraw or modify its approval or recommendation of the Offer, the Merger Agreement and the Merger) a Superior Proposal. "Superior Proposal" means a bona fide Business Combination Proposal made by a third party to acquire, directly or indirectly, all of the Shares then outstanding or all or substantially all the assets of the Company, and otherwise on terms that a majority of the disinterested members of the Board of Directors of the Company determines in its good faith judgment (based on the advice of the the Company's independent financial advisor) to be more favorable to the holders of Shares than the Offer and the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of a majority of such disinterested members (based on the advice of the Company's independent financial advisor), is reasonably capable of being financed by such third party.

     Indemnification and Insurance. Pursuant to the Merger Agreement, TSI and the Purchaser have agreed that the Articles of Incorporation and Bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in the Restated Articles of Incorporation and Amended and Restated Bylaws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at any time prior to the Effective Time were directors, officers or employees of the Company or any of the Subsidiaries, unless such modification shall be required by Texas law. In addition, from and after the Effective Time, TSI and the Surviving Corporation shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of the Merger Agreement or who becomes prior to the Effective Time, an officer, director, employee or agent of the Company or any of the Subsidiaries (collectively, the "Indemnified Parties") against all losses, expenses (including reasonable attorneys' fees), claims, damages, liabilities or amounts that are paid in settlement of, with the approval of the Surviving Corporation (which approval shall not unreasonably be withheld), or otherwise in connection with, any threatened or actual claim, action, suit, proceeding or investigation (a "Claim"), based in whole or in part on or arising in whole or in part out of the fact that the Indemnified Party (or the person controlled by the Indemnified Party) is or was a director, officer, employee or agent of the Company or any of the Subsidiaries and pertaining to any matter existing or arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, any Claim arising out of the Merger Agreement or any of the transactions contemplated thereby), whether asserted or claimed prior to, at or after the Effective Time, in each case to the fullest extent permitted under Texas law and by the Company's Restated Articles of Incorporation and Amended and Restated Bylaws as in effect on May 1, 1998, and shall pay any expenses, as incurred, in advance of the disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under Texas law and by the Company's Restated Articles of Incorporation and Amended and Restated Bylaws as in effect on May 1, 1998.

     TSI and the Purchaser also agreed, pursuant to the Merger Agreement, to maintain in effect for three years from the Effective Time, if available, the current directors' and officers' liability insurance policies maintained by the Company (provided that TSI may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, that neither TSI nor the Surviving Corporation shall be obligated to make aggregate premium payments for such three-year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to the Company's directors and officers, 150% of the annual premium payments of the Company's current policy in effect as of May 1, 1998 (the "Maximum Amount"). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, TSI shall use its reasonable efforts to maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a premium equal to the Maximum Amount.

     Representations and Warranties. Pursuant to the Merger Agreement, the Company has made customary representations and warranties to TSI and the Purchaser with respect to, among other things, its organization, capitalization, financial statements, public filings, conduct of business, employee benefit plans, intellectual property, labor matters, compliance with laws, tax matters, litigation, environmental matters, tangible property, material contracts, undisclosed liabilities, and the absence of any material adverse effect on the Company since November 2, 1997.

     Termination; Fees. The Merger Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Effective Time,

          (a) by mutual written consent duly authorized by the boards of directors of each of TSI, the Purchaser and the Company prior to the date of the election or appointment of the Purchaser's designees to the Company's Board of Directors upon the purchase by the Purchaser of Shares pursuant to the Offer;

          (b) by either TSI or the Company if the Effective Time shall not have occurred on or before August 31, 1998;

          (c) by TSI if: (i) due to an occurrence or circumstance that results in a failure to satisfy any condition of the Offer, the Purchaser shall have (A) failed to commence the Offer within 10 days following the date of the Merger Agreement, (B) terminated the Offer without having accepted any Shares for payment thereunder or (C) failed to pay for Shares pursuant to the Offer within 90 days following the commencement of the Offer, unless any such failure listed above shall have been caused by or resulted from the failure of TSI or the Purchaser to perform in any material respect any covenant or agreement of either of them contained in the Merger Agreement or the material breach by TSI or the Purchaser of any representation or warranty of either of them contained in the Merger Agreement; or (ii) prior to the purchase of Shares pursuant to the Offer, (A) the Company's Board of Directors withdraws its recommendation of the Merger Agreement or the Merger or shall have resolved to do so, (B) the Company's Board of Directors shall have recommended to the shareholders of the Company any Superior Proposal or resolved to do so, or (C) a tender offer or exchange offer for 50% or more of the outstanding shares of capital stock of the Company is commenced (other than by TSI or its affiliates) and the Company's Board of Directors fails to recommend against the shareholders of the Company tendering their shares into such tender offer or exchange offer; or

          (d) by the Company if: (i) the Purchaser shall have (A) failed to commence the Offer within 10 days following the date of the Merger Agreement, (B) terminated the Offer without having accepted any Shares for payment thereunder or (C) failed to pay for Shares pursuant to the Offer within 90 days following the commencement of the Offer, unless such failure to pay for Shares shall have been caused by or resulted from the failure of the Company to satisfy the conditions set forth in paragraph (c) of the conditions to the Offer as set forth under Section 14 below (the "Conditions to the Offer"); or (ii) prior to the purchase of Shares pursuant to the Offer, the Board of Directors of the Company approves or recommends a Superior Proposal.

The above referenced termination provisions are sometimes referred to, collectively, or individually, as the "Termination Rights."

     Pursuant to the Merger Agreement, the Company shall pay TSI a fee (an "Alternative Proposal Fee") equal to three percent (3%) of the aggregate amount payable by the Purchaser to the shareholders of Company pursuant to the Offer and the Merger, plus all of the TSI Expenses (as hereinafter defined), if:

          (i) the Merger Agreement is terminated pursuant to paragraph (c)(ii) or (d)(ii) of the Termination Rights; or

          (ii) the Merger Agreement is terminated pursuant to a Termination Right (other than (A) due to an occurrence or circumstance that results in a failure to satisfy paragraphs (a), (f) or (h) of the Conditions to the Offer or (B) pursuant to paragraph (d) of the Termination Rights, unless the event providing the basis for such termination is the result of an occurrence or circumstance that results in a failure to satisfy paragraphs
     (b) or (c) of Conditions of the Offer), and (A) the Offer shall have remained open for at least twenty (20) business days, (B) the Minimum Condition shall not have been satisfied, (C) a Business Combination Transaction Proposal shall have been made prior to termination of the Offer, and (D) such Business Combination Transaction is thereafter consummated within 12 months of such termination. "Business Combination Transaction" means any of the following involving the Company: (1) any merger, consolidation, share exchange, business combination or other similar transaction; (2) any sale, lease, exchange, transfer or other disposition (other than a pledge or mortgage) of 50% or more of the assets of the Company in a single transaction or series of related transactions; or

     (3) the acquisition by a person or entity or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of beneficial ownership of 50% or more of the shares of the Company's common stock, whether by tender offer, exchange offer or otherwise.

     TSI shall be entitled to receive the TSI Expenses (but not the Alternative Proposal Fee) in immediately available funds in the event that the Merger Agreement is terminated by TSI pursuant to paragraph (c)(i) of the Termination Rights (other than due to an occurrence or circumstance that results in a failure to satisfy paragraphs (a), (f) or (h) of the Conditions to the Offer hereto in which case such TSI Expenses shall not exceed $1,500,000).

     As used herein, "TSI Expenses" means all reasonable out-of-pocket expenses and fees actually incurred by TSI or the Purchaser or on their respective behalf in connection with the Offer and the Merger prior to the termination of the Merger Agreement (including, without limitation, all fees and expenses of counsel, financial advisors, banks or other entities providing financing to TSI (including financing, commitment and other fees payable thereto), accountants, environmental and other experts and consultants to TSI and its affiliates, and all printing and advertising expenses) and in connection with the negotiation, preparation, execution, performance and termination of the Merger Agreement, the structuring of the Offer and the Merger, any agreements relating thereto and any filings to be made in connection therewith.

     Except as set forth in this Section, all costs and expenses incurred in connection with the Merger Agreement and the Offer and the Merger shall be paid by the party incurring such expenses, whether or not the Offer or the Merger is consummated.

  Employment Agreement

     Richard C. Allender, the Chairman of the Board, Chief Executive Officer and President of the Company, currently has an employment agreement with the Company dated July 10, 1995. The current employment agreement provides for a three-year term which renews on a daily basis and provides for a base salary of $400,000 per year. In connection with the Offer, TSI and Mr. Allender entered into a new Employment Agreement (the "Employment Agreement") to provide for the employment of Mr. Allender following the consummation of the Offer. The term of the Employment Agreement will commence on the earlier to occur of the Effective Time or the date upon which the Purchaser is entitled to designate directors to be elected to the Company's Board of Directors pursuant to the Merger Agreement, and will continue for a three (3) year term (the "Initial Term"), after which the Employment Agreement will be renewed automatically on a daily basis so that the term after the Initial Term will continue for a twelve (12) month term.

     During each year that the Employment Agreement is in effect, TSI and/or its subsidiaries will pay to Mr. Allender a minimum annual salary of $300,000 ("Base Salary"). The Employment Agreement also provides that during each year that the Employment Agreement is in effect, TSI will pay to Mr. Allender an annual bonus of at least $100,000. On the first day of the Initial Term, TSI will grant to Mr. Allender options to purchase 15,000 shares of TSI's common stock at an exercise price equal to the fair market value of the shares on the date of grant of such option. The options will be vested and immediately exercisable. During each year that the Employment Agreement is in effect, TSI will grant additional options to Mr. Allender upon such terms as are generally available to senior executive officers of TSI or its subsidiaries. During the term of his employment, Mr. Allender will be entitled to participate in or receive all benefits under TSI's employee benefit plans and arrangements, including, without limitation, TSI's 401(k) plan and all benefits which are available to senior executive officers of TSI or its subsidiaries. TSI will pay the cost of premiums for Mr. Allender's existing split-dollar life insurance policy, but the cost of premiums for such split-dollar life insurance policy may not exceed $121,000 per annum, unless otherwise agreed by TSI. Except as otherwise provided in the Employment Agreement, TSI will be obligated from and after the date of the Employment Agreement to pay a minimum of three annual premium payments of $121,000, or an aggregate amount of premiums of $363,000, including any payments made during the Initial Term or any term after the Initial Term (the "Minimum Premium Commitment"). On the first day of the Initial Term and as an inducement to surrender his rights under his existing employment contract and to remain with the Company following the closing, TSI will pay Mr. Allender a bonus of $600,000. In addition, if Mr. Allender is employed by TSI or any of its subsidiaries on the last day of the Initial Term, TSI will pay to Mr. Allender on such date an additional bonus of $500,000 (the "Final Bonus"). During the term of his employment, Mr. Allender will be entitled to receive all perquisites which are available to senior executive officers of TSI or its subsidiaries including, without limitation, country club membership dues of approximately $350 per month; a car allowance of $1,000 per month; and a gas allowance of $250 per month.

     TSI may terminate Mr. Allender's employment for Cause, which means: (i) Mr. Allender's conviction of a felony involving moral turpitude; or (ii) Mr. Allender's serious, willful gross misconduct or willful gross neglect of duties (other than any such neglect resulting from Mr. Allender's incapacity due to physical or mental illness or any such neglect after the issuance of a notice of termination delivered pursuant to the Employment Agreement by Mr. Allender for Good Reason), which, in either case, has resulted, or in all probability is likely to result, in material economic damage to TSI; provided no act or failure to act by Mr. Allender will constitute "Cause" under clause (ii) if Mr. Allender believed in good faith that such act or failure to act was in the best interest of TSI.

     Mr. Allender may terminate his employment at any time during the term of the Employment Agreement for Good Reason by giving written notice to TSI which will set forth in reasonable detail the facts and circumstances constituting Good Reason. "Good Reason" will mean (A) a substantial adverse change in Mr. Allender's status or position(s) as an executive officer of TSI or its subsidiaries, including, without limitation, any adverse change in Mr. Allender's status or position(s) as a result of a material diminution in duties or responsibilities or the assignment to Mr. Allender of any duties or responsibilities which, in Mr. Allender's reasonable judgment, are inconsistent with such status or position(s) or any removal of Mr. Allender from or any failure to reappoint or reelect Mr. Allender to such position(s) (except in connection with the termination of Mr. Allender's employment for Cause or incapability, as a result of Mr. Allender's death or incapacity, or by Mr. Allender other than for Good Reason); (B) a reduction by TSI or its subsidiaries in Mr. Allender's Base Salary; (C) Mr. Allender's office is moved, without his consent, from the city of El Paso, Texas, except for reasonably required travel on TSI's and its subsidiaries' business; (D) TSI's material breach of any of its obligations under the Employment Agreement; or (E) (y) any failure by TSI to continue in effect any benefit plan or arrangement in which Mr. Allender participates, or any other plan or arrangement providing Mr. Allender with benefits (hereinafter referred to as "Benefit Plans"), or (z) the taking of any action by TSI which would adversely affect Mr. Allender's participation in or materially reduce Mr. Allender's benefits under any such Benefit Plan or deprive Mr. Allender of any material fringe benefit or perquisite of office enjoyed by Mr. Allender, unless in the case of either subclause (y) or (z) above, there is substituted a comparable plan or program that is economically equivalent, in terms of the benefit offered to Mr. Allender, to the Benefit Plan being altered, reduced, affected or ended.

     If Mr. Allender's employment is terminated by reason of death, his estate will be paid all salary, bonus or other benefits, otherwise payable to Mr. Allender through the end of the month in which his death occurred, and TSI and its subsidiaries will have no further obligations to Mr. Allender under the Employment Agreement. If Mr. Allender's employment is terminated for Cause, TSI or its subsidiaries will pay Mr. Allender his Base Salary and benefits through the date of termination specified in the notice of termination, and TSI and its subsidiaries will have no further obligations to Mr. Allender under the Employment Agreement, including, but not limited to, any obligations in respect of the Minimum Premium Commitment.

     If Mr. Allender's employment is terminated (i) by TSI other than as a result of death or for Cause, or (ii) by Mr. Allender for Good Reason, Mr. Allender will be entitled to the following: (A) Mr. Allender's earned but unpaid Base Salary through the date of termination; (B) the Base Salary in effect immediately prior to the date of termination for the remainder of the current term of the Agreement; (C) an annual bonus for the current fiscal year prorated through the date of termination equal to the greater of (x) the annual bonus awarded to Mr. Allender with respect to TSI's most recent fiscal year ending prior to the date of termination or (y) $100,000; (D) the amount of the Minimum Premium Commitment which has not been paid as of the date of termination; and
(E) the Final Bonus; and (ii) after such termination, TSI will continue to provide Mr. Allender with those benefits he was entitled to immediately prior to his termination, for thirty-six (36) months.

     To the extent Mr. Allender is an Optionee (as defined under any of TSI's stock option plans), if Mr. Allender's employment is terminated without Cause or Mr. Allender terminates his employment for Good Reason, all options held by Mr. Allender will automatically vest and become exercisable.

     The foregoing is a summary of the Employment Agreement which summary is qualified in its entirety by reference to the Employment Agreement filed as Exhibit (c)(5) hereto.

12. PLANS FOR THE COMPANY; OTHER MATTERS.

  Plans for the Company

     TSI is conducting a detailed review of the Company and its assets, corporate structure, operations, properties, policies, management and personnel and will consider, subject to the terms of the Merger Agreement, what, if any, changes would be desirable in light of the circumstances that exist upon completion of the Offer. Such changes could include changes in the Company's corporate structure, operations, properties, policies, personnel, Board of Directors or management, although, except as disclosed in this Offer to Purchase, TSI has no current plans with respect to any of such matters. The Merger Agreement provides that, promptly after the purchase by the Purchaser of the Shares pursuant to the Offer, TSI has the right to designate such number of directors, rounded up to the next whole number, on the Company's Board of Directors as is equal to the product of the total number of directors on the Company's Board of Directors (giving effect to the directors designated by TSI) multiplied by the percentage that the number of Shares beneficially owned by the Purchaser and TSI bears to the total number of Shares then outstanding. See
Section 11. The Merger Agreement provides that the directors of the Purchaser at the Effective Time of the Merger will, from and after the Effective Time, be the directors of the Surviving Corporation and that the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected and qualified.

     The Merger Agreement further provides that TSI will use its reasonable best efforts to cause two members of the Board of Directors of the Company, as it was comprised as of the date of the Merger Agreement, to be elected to the Board of Directors of TSI. Mr. Richard C. Allender and Mr. Charles Smith, a current director of the Company, are expected to join TSI's Board of Directors pursuant to this provision of the Merger Agreement.

     Except as disclosed in this Offer to Purchase, neither TSI nor the Purchaser has any present plans or proposals involving an extraordinary corporate transaction, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of a material amount of the assets of, the Company or any of the Subsidiaries, or any material changes in the Company's corporate structure, business or composition of its management or personnel.

  Other Matters

     Shareholder Approval. Except as described below, under the TBCA, the approval of the Board of Directors of the Company and the affirmative vote of the holders of two-thirds of the outstanding Shares are required to adopt and approve the Merger Agreement and the transactions contemplated thereby. The Company has represented in the Merger Agreement that the Board of Directors of the Company unanimously has approved the Merger Agreement, the Offer and the Merger and the transactions contemplated thereby in satisfaction of the requirement under the TBCA. Therefore, unless the Merger is consummated pursuant to the short-form merger provisions under the TBCA described below (in which case no further corporate action by the shareholders of the Company will be required to complete the Merger), the only remaining required corporate action of the Company will be the approval of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of two-thirds of the Shares. The Merger Agreement provides that TSI will vote, or cause to be voted, all of the Shares then owned by TSI and the Purchaser in favor of the approval of the Merger and the approval and adoption of the Merger Agreement. In the event that TSI, the Purchaser and TSI's other subsidiaries acquire in the aggregate at least two-thirds of the Shares, the vote of no other shareholder of the Company will be required to approve the Merger and the Merger Agreement.

     Short-Form Merger. Article 5.16 of the TBCA provides that, if a corporation owns at least 90% of the outstanding shares of each class of another corporation, the corporation holding such stock may merge itself into such other corporation without any action or vote on the part of the board of directors or the shareholders of such other corporation (a "short-form merger"). In the event that the Purchaser acquires in the aggregate at least 90% of the Shares, pursuant to the Offer or otherwise, then TSI intends to cause the Purchaser to effect a short-form merger without any vote of the shareholders of the Company, subject to compliance with the provisions of Article 5.16 of the TBCA. Even if the Purchaser does not own 90% of the outstanding Shares following consummation of the Offer, the Purchaser could, after the expiration of the Offer seek to purchase additional shares in the open market or otherwise in order to reach the 90% threshold and employ a short-form merger. The per share consideration paid for any Shares so acquired may be greater or less than that paid in the Offer.

     Texas Business Combination Law. In general, Article 13.03 of the TBCA (the "Texas Business Combination Statute") prohibits any person who is an "affiliated shareholder," including a beneficial owner of 20% or more of the outstanding voting shares of an issuing public corporation, from engaging in a "business combination" (including the Merger) with certain Texas corporations for a period of three years following the time at which such person became an affiliated shareholder, unless (i) either the transaction by which such person became an affiliated shareholder or the business combination is approved by the board of directors of the corporation prior to the time at which such person became an affiliated shareholder, or (ii) the business combination (including the Merger) is approved, by the affirmative vote of the holders of at least two-thirds of the outstanding voting shares of the issuing public corporation not beneficially owned by the affiliated shareholder or an affiliate or associate of the affiliated shareholder, at a meeting of shareholders and not by written consent, called for that purpose not less than six months after the date such person first became an affiliated shareholder. The requirements of the Texas Business Combination Statute apply unless the corporation adopts an amendment to its articles of incorporation or by-laws expressly electing to not be governed thereby. According to publicly available information, the Company's Restated Articles of Incorporation and Amended and Restated By-Laws do not include such a provision. Accordingly, the requirements of the Texas Business Combination Statute apply to the Company.

     The Company has represented in the Merger Agreement that its Board of Directors unanimously has approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and such approval constitutes approval of the Offer, the Merger Agreement and the transactions contemplated thereby, including the Merger, for purposes of Article 13.03 of the TBCA, such that the provisions of Article 13.03 of the TBCA will not apply to the Offer, the Merger and the Merger Agreement.

     Dissenters' Rights. Shareholders do not have dissenters' rights as a result of the Offer. If the Purchaser acquires 90% or more of the outstanding shares of the Company and effects a short-form merger, shareholder approval of the Merger would not be required; however, shareholders may have dissenters' rights. Notwithstanding the uncertainty regarding the requirement of the Purchaser to provide statutory dissenters' rights, the Purchaser will provide dissenters' rights in accordance with the terms of Article 5.16(E) of the TBCA to any dissenting shareholders. Further, if at least 90% of the outstanding shares of the Company is not acquired by the Purchaser, thus precluding availability of a short-form merger, then shareholder approval of the Merger will be required and shareholders of the Company who file with the Company a written objection to the Merger in accordance with Article 5.12 of the TBCA and who do not vote in favor of the Merger will have certain rights under Texas law to demand payment of the fair value of their Shares if the Merger is consummated. If a dissenting shareholder complies with the applicable statutory procedures, such rights could lead to a judicial determination of the fair value required to be paid to such dissenting holder for such holder's Shares (i.e., the value of the Shares immediately before the shareholders meeting approving the Merger, excluding any appreciation or depreciation in anticipation of the Merger) and to receive payment of such fair value in cash. If a shareholder demand to the Surviving Corporation for payment of such fair value remains unsettled within the 60 days following the consummation of the Merger, the Surviving Corporation or the dissenting shareholder may commence a proceeding for judicial determination of the fair value of the Shares and interest accrued. The court shall determine the fair value of the Shares and shall direct payment of that value by the Surviving Corporation together with interest thereon, beginning 91 days after the consummation of the Merger to the date of such judgment, to the shareholders entitled to such payment. The Purchaser cannot make any representation as to the outcome of an appraisal of fair value of the Shares as determined by a Texas court, and shareholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or equivalent to, the consideration per Share provided in the Offer or consideration per Share to be paid in the Merger. In an appraisal proceeding, however, the Purchaser could argue that, for purposes of such proceeding, the fair value of the Shares is less than the consideration per Share provided in the Offer. Pursuant to Article
5.12 of the TBCA, statutory appraisal rights are the exclusive remedy for dissenting shareholders for the recovery of the value of their Shares or money damages with respect to the Merger in the absence of fraud.

     THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING SHAREHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY SHAREHOLDERS DESIRING TO EXERCISE ANY AVAILABLE DISSENTERS' RIGHTS. THE PRESERVATION AND EXERCISE OF DISSENTERS' RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE TBCA.

     The foregoing description of the TBCA is not necessarily complete and is qualified in its entirety by reference to the TBCA.

     Rule 13e-3. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger following the purchase of Shares pursuant to the Offer in which the Purchaser seeks to acquire any remaining Shares. Rule 13e-3 should not be applicable to the Merger if the Merger is consummated within one year after the expiration or termination of the Offer and the price paid in the Merger is not less than the per share price paid pursuant to the Offer. However, in the event that the Purchaser is deemed to have acquired control of the Company pursuant to the Offer and if the Merger is consummated more than one year after completion of the Offer or an alternative acquisition transaction is effected whereby shareholders of the Company receive consideration less than that paid pursuant to the Offer, in either case at a time when the Shares are still registered under the Exchange Act, the Purchaser may be required to comply with Rule 13e-3 under the Exchange Act. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Merger or such alternative transaction and the consideration offered to minority shareholders in the Merger or such alternative transaction, be filed with the Commission and disclosed to shareholders prior to consummation of the Merger or such alternative transaction. The purchase of a substantial number of Shares pursuant to the Offer may result in the Company being able to terminate its Exchange Act registration. See Section 7. If such registration were terminated, Rule 13e-3 would be inapplicable to the Merger or such alternative transaction.

13. DIVIDENDS AND DISTRIBUTIONS.

     As described above, the Merger Agreement provides that, prior to the time the designees of the Purchaser have been elected to the Board of Directors of the Company, the Company will not (a) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of capital stock of the Company or any Subsidiary of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interests of the Company or any Subsidiary (except for shares of the Company's stock, if any, issuable under agreements in effect on the date of the Merger Agreement and shares of capital stock issuable pursuant to currently outstanding Options or employee benefits plans in effect on the date of the Merger Agreement), or (ii) any of the Company's or any Subsidiary's assets except for sales in the ordinary course of business in a manner consent with past practice;
(b) declare, set aside, make or pay any dividends or other distributions payable in cash, stock, property or otherwise with respect to any of its capital stock or sell, lease, mortgage or otherwise dispose of or otherwise encumber any shares of capital stock of any Subsidiaries; or (iii) reclassify, combine, split, divide or redeem, purchase or otherwise acquire, directly or indirectly any of its capital stock.

14. CONDITIONS OF THE OFFER.

     Notwithstanding any other provision of the Offer, the Purchaser shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer and may postpone the acceptance for payment of and payment for Shares tendered, if (i) the Minimum Condition shall not have been satisfied, (ii) any applicable waiting period under the HSR Act shall not have expired or not been terminated prior to the expiration of the Offer or (iii) at any time on or after the date of the Merger Agreement, and prior to the acceptance for payment of Shares, any of the following conditions shall exist:

          (a) there shall have been any judgment, order or decree resulting from litigation brought by any United States (federal, state or local) or foreign government, or governmental, regulatory or administrative authority, agency or commission or court of competent jurisdiction ("Governmental Authority") or other person, or before any court or Governmental Authority, agency or tribunal, domestic or foreign: (i) prohibiting the acquisition by TSI or the Purchaser of any Shares; (ii) prohibiting or limiting in any material respect the ownership or operation by TSI, the Purchaser or any of their respective subsidiaries of any material portion of the business or assets of the Company, or to compel TSI, the Purchaser or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company or any of its Subsidiaries, (iii) restraining or prohibiting the making of the Offer or the consummation of the Merger; (iv) imposing limitations on the ability of TSI or the Purchaser to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by the Purchaser pursuant to the Offer, or otherwise on all matters properly presented to the Company's shareholders, including, without limitation, the approval of the Merger Agreement and the Offer and the Merger; or (v) requiring divestiture by TSI or the Purchaser of any Shares;

          (b) (i) the Company's Board of Directors shall have withdrawn or modified in a manner adverse to TSI or the Purchaser the approval or recommendation of the Offer, the Merger or the Merger Agreement or approved or recommended any Business Combination Proposal or any other acquisition of Shares other than the Offer and the Merger or (ii) the Company's Board of Directors shall have resolved to do any of the foregoing;

          (c) the Company shall have failed to perform or comply in any material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it at or prior to the election or appointment of the Purchaser's designees to the Company's Board of Directors upon the purchase by the Purchaser of Shares pursuant to the Offer, or any of the representations and warranties of the Company contained in the Merger Agreement that are qualified as to materiality shall fail to be true and correct, or any such representations and warranties that are not so qualified shall fail to be true and correct in all material respects, each as of the date of the election or appointment of the Purchaser's designees to the Company's Board of Directors upon the purchase by the Purchaser of Shares pursuant to the Offer as though made on and as of such date, except that those representations and warranties which address matters only as of a particular date shall remain true and correct, or true and correct in all material aspects, as the case may be, as of such date;

          (d) the Merger Agreement shall have been terminated in accordance with its terms;

          (e) the Purchaser and the Company shall have agreed that the Purchaser shall terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder;

          (f) there shall have occurred (i) any general suspension of, or limitation on prices for, or trading in securities on the NYSE (other than limitations on hours or numbers of days of trading); (ii) a currency moratorium on the exchange market in New York City; (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States; (iv) any limitation (whether or not mandatory) by any United States government or governmental, administrative or regulatory authority or agency, on the extension of credit by banks or other lending institutions; or (v) a decline of at least 25% in either the Dow Jones Average of Industrial Stocks or the Standard & Poor's 500 index from the date of the Merger Agreement, or any material disruption or material adverse change in the financial or capital markets generally, or in the markets for high yield debt in particular or affecting the syndication or funding of the Securities;

          (g) it shall have been publicly disclosed or TSI or the Purchaser shall have otherwise learned that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange Act) of more than 25% of the outstanding Shares has been acquired by any corporation (including the Company or any of its Subsidiaries or affiliates), partnership, person or other entity or "group" (within the meaning of Section 13(d)(3) of the Exchange Act), other than TSI, the Purchaser or any of their affiliates; or

          (h) all consents of and notices to or filings with Governmental Authorities and third parties required in connection with the Offer and the Merger shall not have been obtained or made other than those the absence of which, individually or in the aggregate, would not have a material adverse effect on the Company or prevent or materially delay consummation of any of the Offer or the Merger.

     The foregoing conditions are for the sole benefit of the Purchaser and TSI and may be asserted by the Purchaser or TSI regardless of the circumstances giving rise to any such condition or may be waived by the Purchaser or TSI in whole or in part at any time and from time to time in their sole discretion. The failure by TSI or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

15. CERTAIN LEGAL MATTERS.

     Except as described in this Section 15, based on information provided by the Company, none of the Company, the Purchaser or TSI is aware of any license or regulatory permit that appears to be material to the business of the Company and the Subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares (and the indirect acquisition of the stock or other equity interests of the Subsidiaries) as contemplated herein or of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority that would be required for the acquisition and ownership of the Shares (and the indirect acquisition of the stock or other equity interests of the Subsidiaries) by the Purchaser as contemplated herein. Should any such approval or other action be required, the Purchaser and TSI presently contemplate that such approval or other action will be sought, except as described below under "State Takeover Laws." While, except as otherwise described in this Offer to Purchase, the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of or other substantial conditions complied with in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 14 for certain conditions to the Offer, including conditions with respect to governmental actions.

  State Takeover Laws

     The Company is incorporated under the laws of the State of Texas. See
Section 12, "Plans for the Company; Other Matters" for a discussion of the Texas Business Combination Statute.

     A number of states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, shareholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects in such states. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without the prior approval of the remaining shareholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of shareholders in the state and were incorporated there.

     The Company and certain of its subsidiaries conduct business in a number of other states throughout the United States, some of which have enacted takeover laws and regulations. Neither TSI nor the Purchaser knows whether any or all of these takeover laws and regulations will by their terms apply to the Offer, and, except as set forth above with respect to Article 13.03 of the TBCA, neither TSI nor the Purchaser has currently complied with any other state takeover statute or regulation. The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer and nothing in this Offer to Purchase or any action taken in connection with the Offer is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or may be delayed in consummating the Offer. In such case, the Purchaser may not be obligated to accept for payment or pay for any Shares tendered pursuant to the Offer. See
Section 14.

  Antitrust

     The Offer and the Merger are subject to the HSR Act, which provides that certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") and certain waiting period requirements have been satisfied.

     TSI and the Company expect to file soon their Notification and Report Forms with respect to the Offer under the HSR Act. The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m., New York City time, on the fifteenth day after the date TSI's form is filed unless early termination of the waiting period is granted. However, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material from TSI or the Company. If such a request is made, such waiting period will expire at 11:59 p.m., New York City time, on the tenth day after substantial compliance by TSI with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of TSI. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. The Purchaser will not accept for payment Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied. See Section 14.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's acquisition of Shares pursuant to the Offer and the Merger. At any time before or after the Purchaser's acquisition of Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise or seeking divestiture of Shares acquired by the Purchaser or divestiture of substantial assets of TSI or its subsidiaries, including the Company and the Subsidiaries. Private parties, as well as state governments, may also bring legal action under the antitrust laws under certain circumstances. Based upon an examination of publicly available information relating to the businesses in which TSI and the Company are engaged, TSI and the Purchaser believe that the acquisition of Shares by the Purchaser will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Shares by the Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section 14 for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

  Federal Reserve Board Regulations

     Regulations G, U and X (the "Margin Regulations") of the Federal Reserve Board restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock, including the Shares, if the credit is secured directly or indirectly by margin stock. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of all the direct and indirect collateral securing the credit, including margin stock and other collateral. All financing for the Offer will be structured so as to be in full compliance with the Margin Regulations.

16. FEES AND EXPENSES.

     TSI has engaged Prudential Securities to act as financial advisor to TSI in connection with the proposed acquisition of the Company and as Dealer Manager in connection with the Offer. TSI will pay Prudential Securities an advisory fee in connection with the transactions contemplated by the Merger Agreement as well as a fee in connection with its services as Dealer Manager. The advisory fee will be paid if the Purchaser acquires at least 90% of the outstanding Shares on or before the Effective Time and will be equal to the sum of (i) 1% of the aggregate amount paid by the Purchaser in the Offer and the Merger, and (ii) 1% of the Company's long-term debt, excluding the Company's revolving credit facility. TSI has also agreed to indemnify Prudential Securities and certain related persons against certain liabilities in connection with the Offer, including certain liabilities under federal securities laws.

     The Purchaser has retained MacKenzie Partners, Inc. to act as the Information Agent and The Bank of New York to act as the Depository in connection with the Offer. Such firms each will receive reasonable and customary compensation for their services. The Purchaser has also agreed to indemnify each such firm against certain liabilities in connection with their services, including certain liabilities under federal securities laws.

     The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager and the Information Agent) for making solicitations or recommendations in connection with the Offer. Brokers, dealers, banks and trust companies will be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17. MISCELLANEOUS.

     The Offer is being made to all holders of Shares other than the Company. The Purchaser is not aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If the Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, the Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, the Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     No person has been authorized to give any information or to make any representation on behalf of TSI or the Purchaser not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

     The Purchaser and TSI have filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act furnishing certain additional information with respect to the Offer. The Schedule 14D-1 and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the Commission and the National Association of Securities Dealers, Inc. in the manner set forth in Section 9 of this Offer to Purchase (except that they will not be available at the regional offices of the Commission).

                     FOXFIRE ACQUISITION CORP. MAY 8, 1998

                                   SCHEDULE I

                        DIRECTORS AND EXECUTIVE OFFICERS
                            OF TSI AND THE PURCHASER

1. DIRECTORS AND EXECUTIVE OFFICERS OF TSI.

     The following table sets forth the name, business address and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years, of each director and executive officer of TSI. Unless otherwise indicated, each such person is a citizen of the United States of America and the business address of each such person is c/o TSI, 4902 West Waters Avenue, Tampa, Florida 33634-1302. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with TSI. Unless otherwise indicated, each such person has held his or her present occupation as set forth below, or has been an executive officer at TSI, or the organization indicated, for the past five years. Directors are identified by an asterisk.

                                            PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS
NAME AND ADDRESS                                           HELD DURING THE PAST FIVE YEARS
----------------                            --------------------------------------------------------------
*William W. Compton.......................  Mr. Compton has served as Chairman of the Board, Chief
                                              Executive Officer and a Director of TSI since November 1989.
                                              He also served as President of TSI from November 1989 to
                                              November 1994. Mr. Compton has over 28 years of experience in the apparel industry. Prior to joining TSI, he served as
                                              President and Chief Operating Offer of Munsingwear, Inc., an
                                              apparel manufacturer and Marketer, President/Executive Vice
                                              President of Corporate Marketing for five apparel divisions of McGregor/Faberge Corporation and President, U.S.A. and a
                                              director of Farah Manufacturing Corporation. Mr. Compton
                                              currently serves on the Board of Directors of Brigham Young
                                              University Marriott School of Management, and on the Board
                                              of Directors of AAMA. Mr. Compton beneficially owns 40
                                              shares of the common stock, no par value per share, of the
                                              Company.
Richard J. Domino.........................  Mr. Domino joined TSI in 1988 and has served as President of
                                              TSI since November 1994. Mr. Domino served as Senior Vice
                                              President of Sales and Marketing from January 1994 to
                                              October 1994 and Vice President of Sales from December 1989 to December 1993. He has over 23 years experience in
                                              apparel-related sales and marketing. Before joining TSI, Mr.
                                              Domino was employed by Thomson Sportswear, Inc., a men's
                                              apparel manufacturer and marketer, as its Sales Manager for the Northwest Territory, and by Haggar Corp., a men's
                                              apparel manufacturer and marketer, as its New Jersey
                                              Salesman.
*Michael Kagan............................  Mr. Kagan has served as Executive Vice President, Chief
                                              Financial Officer, Secretary and a Director of TSI since
                                              November 1989. Mr. Kagan has more than 30 years experience in the apparel industry. Prior to joining TSI, Mr. Kagan
                                              served as Senior Vice President of Finance for Munsingwear,
                                              Inc. and as Executive Vice President and Chief Operating
                                              Officer of Flexnit Company, Inc., a manufacturer of women's intimate apparel.

                                            PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS
NAME AND ADDRESS                                           HELD DURING THE PAST FIVE YEARS
----------------                            --------------------------------------------------------------
*Jesus Alvarez-Morodo.....................  Mr. Alvarez-Morodo has served as a Director of TSI since
  Citizen of Mexico                           November 1989. Mr. Alvarez-Morodo has been Vice Chairman of
  Virginia Fabregas #80                       the Board of Elamex, S.A. de C.V., a manufacturing company
  Col. San Rafael                             controlled by Accel S.A. de C.V. ("Accel") ("Elamex"), since
  Mexico, D.F. 06470                          1995 and President and Chief Executive Officer of Accel
                                              since 1992. Accel is a publicly traded Mexican holding
                                              company having subsidiaries engaged in warehousing,
                                              distribution and manufacturing. He has been a director of
                                              Elamex since 1990. Mr. Alvarez-Morodo has held various
                                              positions with Accel and its predecessor, Grupo Chihuahua
                                              S.A. de C.V. ("Grupo Chihuahua"), and its subsidiaries since
                                              1982, including Vice President from 1989 to 1992.
*Eloy S. Vallina-Laguera..................  Mr. Vallina-Laguera has served as a Director of TSI since
  Citizen of Mexico                           November 1989. Mr. Vallina-Laguera has been Chairman of the
  Ave. Zarco 2401                             Board of Accel and its predecessor, Grupo Chihuahua, since
  Chihuahua Chih.                             its inception in 1979, and Chairman of the Board of Elamex
  Mexico 31020                                since 1990. He is also Chairman of Kleentex Corp., and an
                                              advisory director of Norwest Bank El Paso. Mr.
                                              Vallina-Laguera was Chairman of Banco Commercial Mexicano,
                                              later Multibanco Comermex, one of Mexico's largest
                                              commercial banks at that time, from 1971 until its
                                              expropriation in 1982.
*Leslie J. Gillock........................  Ms. Gillock has served as a Director of TSI since August 1997.
  Fruit of the Loom                           Ms. Gillock has served in various capacities with Fruit of
  P.O. Box 90015                              the Loom, Inc. since 1978, including Vice President of
  Bowling Green, KY                           Marketing since March 1995, Director of Marketing from
  42103-9015                                  January 1993 through February 1995, and Marketing Manager
                                              for Intimate Apparel from January 1989 through December
                                              1992. She has over 19 years experience in the apparel
                                              industry.
*Donald H. Livingstone....................  Mr. Livingstone has served as a Director of TSI since August
  610 Tanner Building                         1997. He has been a Teaching Professor at the Brigham Young
  Brigham Young University                    University Marriott School of Management and the Director of
  Provo, Utah 84602                           its Center for Entrepreneurship since September 1994. Mr.
                                              Livingstone is also currently a member of the Board of
                                              Trustees of The Eureka Funds. From 1976 through March 1995, he was a partner with Arthur Andersen LLP. He joined Arthur
                                              Andersen LLP in 1966.
*Leon H. Reinhart.........................  Mr. Reinhart has served as a Director of TSI since August
  First National Bank                         1997. Mr. Reinhart has been President, Chief Executive Officer
  401 West A Street                           and a director of First National Bank based in San Diego,
  San Diego, CA 92101                         California since May 1996. Prior to such time, he served as
                                              Chief Credit Officer and Deputy General Manager of Citibank
                                              Mexico from 1988 through April 1996. Mr. Reinhart's
                                              experience includes more than 20 years as a financial
                                              executive with Citibank, N.A. and its affiliates in a
                                              variety of domestic and international positions.

2. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER.

     Unless otherwise indicated, all information concerning the current business address, citizenship, principal occupation or employment and five-year employment history for each person identified below is the same as the information given in paragraph 1 above.

     Directors

     William W. Compton
     Michael Kagan
     Jesus Alvarez-Morodo
     Eloy S. Vallina-Laguera
     Leslie J. Gillock
     Donald H. Livingstone
     Leon H. Reinhart

     Executive Officers

     William W. Compton
     Michael Kagan

     Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below:

                        The Depositary for the Offer is:

                              THE BANK OF NEW YORK

               BY MAIL:                        FACSIMILE TRANSMISSION:              BY HAND OR OVERNIGHT COURIER:
     Tender & Exchange Department          (for Eligible Institutions Only)          Tender & Exchange Department
            P.O. Box 11248                          (212) 815-6213                        101 Barclay Street
        Church Street Station                                                         Receive and Deliver Window
       New York, NY 10286-1248                                                         New York, NY 10286-1248

                          FOR CONFIRMATION TELEPHONE:
                                 (800) 507-9357

     Questions and requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the Guidelines for Certification of Taxpayer Identification on Substitute Form W-9 may be directed to the Information Agent or the Dealer Manager at their respective locations and telephone numbers set forth below. Shareholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                        (MACKENZIE PARTNERS, INC. LOGO)

                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (Call Collect)
                                       or
                         CALL TOLL-FREE (800) 322-2885

                      The Dealer Manager for the Offer is:

                       PRUDENTIAL SECURITIES INCORPORATED

                               One New York Plaza
                                   18th Floor
                            New York, New York 10292
                         (212) 778-1818 (Call Collect)
                                       or
                         CALL TOLL-FREE (800) 881-9234